Exhibit 99.1

Perry Ellis International Announces Pricing of $206 Million Aggregate Offerings of Common Stock and Senior Subordinated Notes

Miami, FL March 3, 2011 – Perry Ellis International, Inc. (NASDAQ: PERY) (“the Company”) announced that it has priced its previously announced offering of 2.0 million shares of its common stock at $28.00 per share. The Company granted the underwriters a 30-day option to purchase up to an additional 15% of the common stock sold to cover overallotments. In addition, certain selling shareholders of the Company identified in the prospectus supplement sold an additional 600,000 shares of common stock in the public offering at $28.00 per share.

The Company also announced that it has priced $150 million of its 7.875% senior subordinated notes due 2019 (the “Senior Subordinated Notes”) at 100% of the aggregate principal amount thereof.

The Company will use the net proceeds from the common stock offering to repay a portion of the amounts outstanding under its senior credit facility. The Company intends to use the net proceeds from the Senior Subordinated Notes offering to redeem its currently outstanding 8 7/8% senior subordinated notes due 2013 and to repay a portion of the amounts outstanding under its senior credit facility. Both offerings are subject to market and other conditions. The Company will not receive any proceeds from sales by the selling shareholders. The transactions will close on March 8, 2011. The closing of the Senior Subordinated Notes offering is contingent on the closing of the common stock offering.

BofA Merrill Lynch and Deutsche Bank Securities are serving as joint book-running managers for the common stock offering. BofA Merrill Lynch and Deutsche Bank Securities are also serving as joint book-running managers for the Senior Subordinated Notes offering.

The offerings are being made pursuant to two effective shelf registration statements previously filed with the U.S. Securities & Exchange Commission (SEC). For each offering, a prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and available on its website at http://www.sec.gov. Copies of the preliminary prospectus supplements and the accompanying prospectus related to the common stock and Senior Subordinated Notes offerings may be obtained from: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080 (Attn: Prospectus Department; E-mail: dg.prospectus_requests@baml.com) or Deutsche Bank Securities, Attn: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901 (E-mail: prospectusrequest@list.db.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah® and Rafaella®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, TOP-FLITE®, PGA TOUR® and Champions Tour® for golf apparel.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

For Perry Ellis International, Inc.

Cory Shade, 305-873-1245